Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Michael H. Magusiak
September 26, 2011	President and Chief Executive Officer
3:05 p.m. Central Time	(972) 258-8507

CEC ENTERTAINMENT ANNOUNCES THE APPOINTMENT

OF SCOTT A. MCDANIEL

AS CHIEF MARKETING OFFICER

IRVING, TX – CEC Entertainment, Inc. (NYSE: CEC) announced today the appointment of Scott A. McDaniel as Executive Vice President, Chief Marketing Officer. In this role, Mr. McDaniel will lead all aspects of marketing, public relations, guest relations and showroom entertainment for CEC Entertainment. Mr. McDaniel will join the Company on or about October 24 and report directly to CEC Entertainment’s President and Chief Executive Officer, Michael H. Magusiak. Mr. McDaniel will be based at CEC Entertainment’s headquarters in Irving, Texas.

Mr. McDaniel joins CEC Entertainment from PepsiCo, Inc. where he most recently served as a Vice President and was responsible for Frito Lay North America’s largest customer, Walmart. Mr. McDaniel has progressed through PepsiCo’s organization since 1996, holding various sales and marketing leadership roles with some of PepsiCo’s largest food and beverage customers, including YUM! Brands and 7-Eleven. Mr. McDaniel also served as a Regional Vice President and was responsible for Frito Lay North America’s largest field sales unit during his tenure with PepsiCo.

“We are extremely pleased to welcome Scott to the Chuck E. Cheese’s executive leadership team,” said Mr. Magusiak. “Scott brings to CEC Entertainment invaluable insight, industry expertise, dynamic leadership skills and a proven track record in brand management and strategic marketing initiatives. Scott will be a key member of our executive leadership team as we continue to develop and grow the Chuck E. Cheese’s brand both domestically and internationally,” said Mr. Magusiak.

Mr. McDaniel stated, “I am extremely excited to join the Chuck E. Cheese team and to have the opportunity to build upon the success of such a well recognized brand that brings so much enjoyment to children around the world. I look forward to working with our team to enhance the relationship that we have with our guests while continuing to identify the most creative ways to deliver wholesome entertainment, great food, and comfortable environments where families can have fun together.”

About CEC Entertainment, Inc.:

For more than 30 years, CEC Entertainment has served as the nationally recognized leader in family dining and entertainment and the place Where a Kid can be a Kid®. The Company and its franchisees operate a system of 555 Chuck E. Cheese’s stores located in 48 states and seven foreign countries or territories. Currently, 507 locations in the United States and Canada are owned and operated by the Company. CEC Entertainment, Inc. and its franchisees have the common goal of creating lifelong memories for families through fun, food and play. Each Chuck E. Cheese’s features musical and comic robotic entertainment, games, rides and play areas, as well as a variety of dining options including pizza, sandwiches, a salad bar, and desserts. Committed to providing a fun, safe environment, Chuck E. Cheese’s helps protect families through industry-leading programs such as Kid Check®.

Chuck E. Cheese’s aims to promote positive, lifelong memories inside and outside of its stores. In addition to providing a fun entertainment experience for millions of families across the world, Chuck E. Cheese’s has donated more than $6 million to schools and non-profit institutions through its fundraising programs. For more information, see the company’s website at www.chuckecheese.com.

Forward-Looking Statements:

Certain statements in this press release, other than historical information, may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Statements that are not historical in nature, and which may be identified by the use of words such as “may,” “should,” “could,” “believe,” “predict,” “potential,” “continue,” “plan,” “intend,” “expect,” “anticipate,” “future,” “project,” “estimate,” and similar expressions (or the negative of such expressions) are forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011, filed on February 24, 2011. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected.

Factors that could cause actual results to differ materially from those contemplated by forward-looking statements include, but are not limited to:

•	Changes in consumer discretionary spending and general economic conditions;

•	Our ability to successfully implement our business development strategies;

•	Costs incurred in connection with our business development strategies;

•	Negative publicity concerning food quality, health, safety and other issues;

•	Competition in both the restaurant and entertainment industries;

•	Disruptions in the financial markets affecting the availability and cost of credit and our ability to maintain adequate insurance coverage;

•	Loss of certain key personnel;

•	Increases in food, labor and other operating costs;

•	Changes in consumers’ health, nutrition and dietary preferences;

•	Continued existence or occurrence of certain public health issues;

•	Disruption of our commodity distribution system;

•	Our dependence on a few global providers for the procurement of games and rides;

•	Fluctuations in our quarterly results of operations due to seasonality;

•	Adverse effects of local conditions, natural disasters and other events;

•	Risks in connection with owning and leasing real estate;

•	Our ability to adequately protect our trademarks or other proprietary rights;

•	Government regulations, litigation, product liability claims and product recalls;

•	Disruptions of our information technology systems; and

•	Conditions in foreign markets.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company undertakes no obligation to update its forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.